Exhibit 13

FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

U.S. Bancorp 401(k) Savings Plan
Years Ended December 31, 2003 and 2002

U.S. Bancorp 401(k) Savings Plan

Financial Statements and
Supplemental Schedule

Years Ended December 31, 2003 and 2002

Report of Independent Registered Public Accounting Firm

The Benefits Administration Committee
U.S. Bancorp
  and
The Participants of the U.S. Bancorp 401(k) Savings Plan

We have audited the accompanying statements of net assets available for benefits of U.S. Bancorp 401(k) Savings Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2003 and 2002, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets as of December 31, 2003 is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

\s\ Ernst & Young LLP

Minneapolis, Minnesota
June 15, 2004

U.S. Bancorp 401(k) Savings Plan

Statements of Net Assets Available for Benefits

	December 31
	2003	2002
Assets
Cash	$12,338	$56,772
Investments, at fair value	2,915,303,237	1,974,953,844
Accrued income	12,486,284	9,451,664
Employer contribution receivable	55,945,685	49,181,730

	2,983,747,544	2,033,644,010
Liabilities
Due to broker for securities purchased	1,532,430	2,852,412
Accrued expenses	359,888	445,413

	1,892,318	3,297,825

Net assets available for benefits	$2,981,855,226	$2,030,346,185

See accompanying notes.

U.S. Bancorp 401(k) Savings Plan

Statements of Changes in Net Assets Available for Benefits

	Year Ended December 31
	2003	2002
Additions:
Investment income:
Net appreciation in fair value of investments	$674,955,820	$–
Interest and dividend income	16,654,412	15,448,841
Dividends from U.S. Bancorp	46,283,646	37,793,238
Contributions:
Employer	55,945,685	57,753,496
Participants	118,711,888	104,104,429
Transfers from plans of acquired institutions	274,269,578	703,521,041

	1,186,821,029	918,621,045
Deductions:
Net depreciation in fair value of investments	–	128,408,921
Distributions to participants	231,641,803	233,703,283
Administrative expenses	3,670,185	3,536,031

	235,311,988	365,648,235

Net increase	951,509,041	552,972,810
Net assets available for benefits at beginning of year	2,030,346,185	1,477,373,375

Net assets available for benefits at end of year	$2,981,855,226	$2,030,346,185

See accompanying notes.

U.S. Bancorp 401(k) Savings Plan

Notes to Financial Statements

December 31, 2003

1. Description of the Plan

The following description of U.S. Bancorp 401(k) Savings Plan (the Plan), provides only general information. Participants should refer to the U.S. Bancorp 401(k) Savings Plan Summary Plan Description for a more complete description of the Plan’s provisions. This handbook can be obtained from the U.S. Bank Employee Service Center.

The Plan is a defined contribution retirement plan covering substantially all personnel of U.S. Bancorp and its subsidiaries (the Company) who have completed one year of service in which they have worked 1,000 hours. Each participant may elect to contribute up to a maximum of 50% of his or her annual compensation each year up to Internal Revenue Service (IRS) limits. These contributions are deposited in the Plan semimonthly. The Company contributes an amount equal to 100% of each participant’s contribution up to 4% of his or her annual eligible compensation. Beginning in 2002, matching contributions are deposited in the Plan annually and invested in the U.S. Bancorp Stock Fund. The Company may make an additional discretionary contribution to the Plan. There were no discretionary contributions in 2003 and 2002. Participants are immediately vested in all contributions.

Each participant may elect to have his or her balances invested in various investment funds. Each participant’s account is credited with the participant’s contributions, the related matching contribution, and an allocation of the earnings of the funds in which the participant has elected to invest. Earnings allocations are based upon participant account balances, as defined.

The Plan contains provisions allowing participants to borrow from their plan account. Participants may have only two loans outstanding at a time. The minimum loan is $1,000 and the maximum is the lesser of 50% of the participant’s account balance or $50,000 minus the participant’s highest outstanding loan balance during the past 12 months.

U.S. Bancorp has the right, under the Plan, to suspend or terminate the Plan at any time. In the event of a termination of the Plan, all participant account balances are eligible for distribution.

The Plan includes an Employee Stock Ownership Plan (ESOP) fund. Prior to 2002, dividends paid on U.S. Bancorp common stock held in the ESOP fund were distributed to participants. Beginning with the dividends payable in January 2002, dividends are reinvested in the ESOP fund unless the participant makes an election to have dividends distributed to them.

U.S. Bancorp 401(k) Savings Plan

Notes to Financial Statements (continued)

1. Description of the Plan (continued)

Mergers

During 2003 and 2002, the following plans merged with the Plan:

Plan Name	Effective Date	Net Assets
2003:
Mercantile Bancorporation Inc. Horizon Investment and Savings Plan and Trust	January 1	$260,207,260
Scripps Financial Corporation Employee Stock Ownership Plan	February 20	1,571,457
Scripps Financial Corporation Retirement-Savings Plan	March 13	1,948,091
LADCO Financial Group 401(k) Plan	March 14	932,782
First Security Holding Corporation 401(k) Savings Plan	May 30	868,666
Peninsula Bank of San Diego Retirement Investment Plan	May 30	1,926,287
Pacific National Bank 401(k) Profit Sharing Plan	June 13	640,968
NOVA Information Systems 401(k) Plan	December 1	6,174,067

		$274,269,578

2002:
Firstar Thrift Savings 401(k) Plan	January 1	$685,810,156
Bank of Commerce 401(k) Salary Deferral Plan	October 25	2,470,290
Bank of Commerce Employee Stock Ownership Plan	November 1	5,949,105
Western Bancorp 401(k) Plan	November 15	8,653,634
Wadsworth Group 401(k) Plan	December 16	637,856

		$703,521,041

For Form 5500 reporting purposes, the Mercantile Bancorporation Inc. Horizon Investment and Savings Plan and Trust and the Firstar Thrift Savings 401(k) Plan mergers have been reflected as if they occurred on December 31, 2002 and 2001, respectively.

U.S. Bancorp 401(k) Savings Plan

Notes to Financial Statements (continued)

1. Description of the Plan (continued)

Certain assets in the Firstar Thrift Savings 401(k) Plan were nonparticipant-directed. Upon merging into the Plan, these assets remained nonparticipant-directed until March 1, 2002.

2. Significant Accounting Policies

Accounting Method

The financial statements have been prepared on the accrual basis in conformity with accounting principles generally accepted in the United States of America.

Investments

Investments are stated at aggregate fair value. Securities which are traded on a national securities exchange or which are actively traded in local over-the-counter markets are valued at the last reported sales price of the year; securities traded in the national over-the-counter market are valued at the last reported bid price of the year. The fair value of participation interests in mutual funds is based on the quoted redemption value on the last business day of the year. Participant notes receivable are valued at their principal balance, which approximates fair value.

Brokers’ commissions and other expenses incurred upon the purchase of securities are included in the cost of the securities. Brokers’ commissions and other expenses incurred upon the sale of securities are reflected as a reduction in the proceeds from the sale.

The change from the beginning to the end of the year in the difference between current value and the cost of investments is reflected in the statements of changes in net assets available for benefits as net appreciation or depreciation in fair value of investments.

The net gain (loss) on the sale of securities is the difference between the proceeds received and the average cost of investments sold. Purchases and sales of securities are recorded on the trade date. If a trade is open at the end of the year, a settlement receivable or payable is reflected in the statements of net assets available for benefits. The net gain (loss) on the sale of securities is reflected in the statements of changes in net assets available for benefits as net appreciation or depreciation in fair value of investments.

U.S. Bancorp 401(k) Savings Plan

Notes to Financial Statements (continued)

2. Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Risks and Uncertainties

The Plan’s investments are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the values of investments, it is at least reasonably possible that changes in risks in the near term would materially affect the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

3. Investments

During 2003 and 2002, the Plan’s investments appreciated (depreciated) in fair value as shown below:

Net Realized and
Unrealized
Appreciation
(Depreciation)
in Fair Value
During Year
Year ended December 31, 2003:
Mutual funds	$205,266,210
U.S. Bancorp common stock	461,188,388
Collective investment funds	8,501,222

$674,955,820

Year ended December 31, 2002:
Mutual funds	$(151,619,009)
U.S. Bancorp common stock	21,700,605
Collective investment funds	1,509,483

$(128,408,921)

U.S. Bancorp 401(k) Savings Plan

Notes to Financial Statements (continued)

3. Investments (continued)

The Plan’s investments are held in various trust accounts administered by U.S. Bank, a subsidiary of U.S. Bancorp. Investments that represent 5% or more of the Plan’s net assets are as follows:

December 31, 2003:
U.S. Bancorp common stock, 52,032,980 shares	$1,549,542,144
U.S. Bank Stable Asset Fund, 8,199,671 shares	262,799,458
First American Investment Funds, Inc. Equity Index Fund, 10,635,129 shares	221,848,795
First American Investment Funds, Inc. Large Cap Value Fund, 10,910,706 shares	185,045,566
December 31, 2002:
U.S. Bancorp common stock, 47,571,094 shares	$1,009,458,615
First American Funds, Inc. Prime Obligations Fund, 199,772,464 shares	199,772,464
First American Funds, Inc. Equity Index Fund, 9,076,153 shares	149,847,278
First American Funds, Inc. Large Cap Value Fund, 8,960,594 shares	122,491,314
First American Funds, Inc. Bond Index Fund, 3,536,651 shares	103,447,036

Effective March 17, 2003, the U.S. Bank Stable Asset Fund investment option was changed to allow new or transferred dollars to be invested into the fund and replaced the First American Funds, Inc. Prime Obligations Fund investment option. All participants’ funds in the First American Funds, Inc. Prime Obligations Fund were moved at this time into the U.S. Bank Stable Asset Fund.

Although the First American Funds, Inc. Prime Obligations Fund investment option no longer exists as of March 17, 2003, the Plan continues to invest a portion of its net assets in the First American Funds, Inc. Prime Obligations Fund, as part of the U.S. Bancorp Company Stock Fund to allow for daily trading.

U.S. Bancorp 401(k) Savings Plan

Notes to Financial Statements (continued)

4. Nonparticipant-Directed Investments

Nonparticipant-directed investments existed for those participants from the Firstar Thrift Savings 401(k) Plan until March 1, 2002, when the Plan was restated and investment restrictions were removed. Information about the significant components of the changes in net assets relating to the nonparticipant-directed investments are as follows:

	Year Ended
	December 31,
	2003	2002
Changes in net assets:
Dividends	$–	$(14,726)
Transfers from plans of acquired institutions	–	159,167,011
Net appreciation	–	2,613,333
Distributions to participants	–	(2,389,677)
Transfers to participant-directed investments	–	(159,375,941)

	$–	$–

5. Transactions With Parties in Interest

On December 31, 2003 and 2002, the Plan owned 52,032,980 and 47,571,094 shares of U.S. Bancorp common stock, respectively.

The Plan also participates in a collective investment fund, First American Funds, Inc., First American Investment Funds, Inc., and First American Strategy Funds, Inc., all of which are managed by U.S. Bancorp.

Fees paid for trust services rendered by parties in interest were based on customary and reasonable rates for such services.

Other expenses incurred represent professional fees paid to the Plan’s benefit consultants and the costs of printing enrollment forms, summary plan descriptions, and other miscellaneous items. These expenses were paid directly by the Plan for the years ended December 31, 2003 and 2002.

U.S. Bancorp 401(k) Savings Plan

Notes to Financial Statements (continued)

6. Income Tax Status

The Plan has received a determination letter from the IRS dated October 22, 2001, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and, therefore, the related trust is exempt from taxation. Subsequent to this issuance of the determination letter, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The plan administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended, is qualified and the related trust is tax-exempt.

7. Subsequent Event

On December 31, 2003, the Company completed the spin-off of Piper Jaffray Companies (PJC). Due to the spin-off, PJC employees were no longer active participants and could make withdrawals from the Plan.

Supplemental Schedule

U.S. Bancorp 401(k) Savings Plan

EIN: 41-0255900
Plan #004

Schedule of Assets (Held at End of Year)

December 31, 2003

	Description of Investment
Identity of Issue, Borrower,	Including Maturity Date, Rate of	Current
Lessor, or Similar Party	Interest, Par or Maturity Value	Value
Mutual funds:
First American Funds, Inc.*	5,252,348 shares of Prime Obligations Fund	$5,252,348
First American Investment Funds, Inc.*	9,703,158 shares of Core Bond Fund	109,742,716
	10,635,129 shares of Equity Index Fund	221,848,795
	216,248 shares of International Government Bond Fund	1,918,123
	5,796,096 shares of International Fund	61,148,814
	1,658,620 shares of Large Cap Growth Fund	42,626,526
	10,910,706 shares of Large Cap Value Fund	185,045,566
	2,042,337 shares of Mid Cap Growth Opportunity Fund	77,424,989
	3,236,722 shares of Mid Cap Value Fund	59,944,097
	554,454 shares of Small Cap Growth Fund	14,393,614
	4,007,043 shares of Small Cap Select Fund	65,274,723
	6,385,683 shares of Small Cap Value Fund	102,043,209
First American Strategy Funds, Inc.*	1,774,679 shares of Strategy Aggressive Allocation Fund	16,823,956
	5,859,863 shares of Strategy Growth & Income Fund	54,789,723
	3,214,185 shares of Strategy Growth Allocation Fund	30,502,612
	703,727 shares of Strategy Income Allocation Fund	7,494,696
Collective investment funds:
U.S. Bancorp*	8,199,671 shares of U.S. Bank Stable Asset Fund	262,799,458
Insurance policies:
Jackson National Life	1 policy	1
New England Mutual Life	2 policies	2
Northwestern Mutual Life	3 policies	3
Corporate stock:
U.S. Bancorp*	52,032,980 shares of common stock	1,549,542,144
Participant loans	Principal loan amount, interest rates ranging from 4.75% to 15.00%, with varied maturities from January 1, 2004 to January 13, 2023	46,687,122

Total assets held for investment purposes		$2,915,303,237

*	Denotes party in interest to the Plan.